Exhibit 10.01

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is entered into by and between Anthony P. Ryan (“Mr. Ryan”) and MoneyGram International, Inc., a Delaware corporation, and its predecessors, successors, affiliates, subsidiaries and related companies (“MoneyGram”). This Agreement is effective as of the date it is duly executed by both parties.

A. MoneyGram employed Mr. Ryan in the position of President and Chief Executive Officer.

B. MoneyGram and Mr. Ryan have mutually agreed upon the following payments, benefits, and other terms and conditions relating to the end of their employment relationship and to the resolution of all actual and potential disputes between them.

C. Mr. Ryan is a party to the Severance Agreement dated May 6, 2009 (the “May 2009 Severance Agreement”) and a participant in the MoneyGram International, Inc. Special Executive Severance Plan (Tier I) (the “Special Severance Plan”).

Therefore, MoneyGram and Mr. Ryan agree as follows:

1. Termination of Employment; Consulting Agreement. Mr. Ryan’s employment with MoneyGram terminated without “Cause” (as such term is defined in the Special Severance Plan) as of September 1, 2009 (the “Separation Date”). As of the Separation Date, Mr. Ryan resigned from all positions he held with MoneyGram and/or its subsidiary or affiliate companies, including his position as a member of the Board of Directors of MoneyGram (the “Board”). On the date hereof, Mr. Ryan and MoneyGram shall enter into a consulting agreement (the “Consulting Agreement”) in substantially the form attached hereto as Exhibit A.

2. Release of Claims by Mr. Ryan. In consideration for the receipt of the payments and other benefits described in this Agreement, to which Mr. Ryan understands and acknowledges he may not otherwise be entitled without executing this Agreement and subject to MoneyGram’s compliance with its obligations under this Agreement, Mr. Ryan hereby releases and forever discharges MoneyGram, its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders, and their respective members, managers, partners, employees, officers, agents, and directors (individually a “Released Party” and collectively the “Released Parties”) from any and all claims and causes of action, known or unknown, against any of the Released Parties, including but not limited to:

2.1 All claims arising out of or relating to Mr. Ryan’s employment with MoneyGram and/or Mr. Ryan’s separation from that employment.

2.2 All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.

2.3 All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; the Minnesota Human Rights Act, any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes.

2.4 All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Mr. Ryan’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.

2.5 All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites, except as otherwise provided in this Agreement and the Consulting Agreement.

2.6 All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.

2.7 All claims for attorneys’ fees, costs, and interest, except for those arising under the Special Severance Plan.

2.8 All claims, including without limitation, claims for any payments or benefits under the May 2009 Severance Agreement.

MoneyGram acknowledges and agrees, however, that Mr. Ryan does not release (i) any claims that the law does not allow to be waived by private agreement, (ii) any claims that are based on events occurring after the date on which Mr. Ryan signs this Agreement, or (iii) any claims to indemnification or insurance coverage, including but not limited to, “D & O coverage”, that he may have with respect to any claims made or threatened against him in his capacity as a director, officer or employee of MoneyGram.

3. Payments and Benefits under the Special Severance Plan. Specifically in consideration of the release of claims in this Agreement, and subject to (x) Mr. Ryan signing this Agreement within the time period prescribed in Section 10 and (y) not revoking the release of claims in this Agreement pursuant to Section 11 hereof, MoneyGram shall make the following payments and provide the following benefits to Mr. Ryan pursuant to and as provided in the Special Severance Plan:

3.1 Severance. A payment in the amount of $950,000, less any and all applicable voluntary and required withholdings, representing salary severance, and a payment in the amount of $1,189,258, less any and all applicable and voluntary and required withholdings, representing bonus severance. These salary severance and bonus severance amounts shall be determined in accordance with the terms of Section 6(a) of the Special Severance Plan, and Mr. Ryan acknowledges and agrees that the salary severance and bonus severance amounts set forth above are subject to final determination by Ernst & Young LLP (“Ernst”) which is the Accounting Firm for the Special Severance Plan. Mr. Ryan further acknowledges and agrees that to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder (“Section 409A”), the salary severance and bonus severance payments above shall be made on the first business day of the seventh month following Mr. Ryan’s “separation from service”.

3.2 Medical and Dental Coverage. MoneyGram will continue to provide Mr. Ryan with the same medical and dental coverage from October 1, 2009 through March 31, 2011 and on the same terms and conditions provided to members of MoneyGram’s Executive Committee, and Mr. Ryan shall be required to pay no more for such coverage than he would have been required to pay had he continued active employment in the same capacity with MoneyGram during that period. MoneyGram will reimburse Mr. Ryan for the tax cost, if any, arising from income imputed to him due to the provision of this coverage. Reimbursement for tax cost payable during the first six months following Mr. Ryan’s “separation from service” shall be delayed to the first business day of the seventh month following Mr. Ryan’s “separation from service” to satisfy the requirements of Section 409A.

3.3 Life Insurance. MoneyGram shall continue to provide to Mr. Ryan at its cost the same basic life insurance coverage through March 31, 2011 on the same terms as if he were still employed by MoneyGram. MoneyGram will reimburse Mr. Ryan for the tax cost, if any, arising from income imputed to him due to the provision of this coverage. Reimbursement for tax cost payable during the first six months following Mr. Ryan’s “separation from service” shall be delayed to the first business day of the seventh month following Mr. Ryan’s “separation from service” to satisfy the requirements of Section 409A. Further, to the extent that Mr. Ryan’s right to life insurance coverage set forth above (or reimbursements for the cost of such coverage, as applicable) is taxable to Mr. Ryan, he shall pay for such coverage for the first six months following Mr. Ryan’s “separation from service” and shall be reimbursed for such payments on the first business day of the seventh month following Mr. Ryan’s “separation from service” to satisfy the requirements of Section 409A.

3.4 Special Retirement Benefits. Mr. Ryan or his beneficiaries shall be paid special retirement benefits under the MoneyGram Supplemental Pension Plan (“SERP”) as and when Mr. Ryan or such beneficiaries become entitled to benefits under the SERP, equal to the excess of (i) the retirement benefits that would be payable to Mr. Ryan or such beneficiaries under the SERP if Mr. Ryan’s employment had continued through March 24, 2011 (the “Severance Period”), assuming all of his accrued benefits under the SERP (including those attributable to the Severance Period) were fully vested, and his final average compensation was equal to the “Deemed Final Average Compensation” (as defined in the Special Severance Plan) over (ii) the total benefits actually payable to Mr. Ryan or his beneficiaries under the SERP. All such benefits will be payable pursuant to the terms and conditions of the SERP, and no additional enhancements will be made to Mr. Ryan’s SERP benefits under the terms of the SERP or otherwise.

3.5 Outplacement Services. Mr. Ryan shall receive reimbursement for the cost of reasonable outplacement services for a period of two (2) years following the Separation Date, up to a maximum reimbursement of $15,000.

3.6 Financial Counseling. Mr. Ryan will receive financial counseling benefits pursuant to, and in accordance with, Section 6(b)(iv) of the Special Severance Plan.

The parties agree that the payments and benefits under this Section 3 satisfy any and all of MoneyGram’s obligations under the Special Severance Plan. Mr. Ryan shall have no right to any additional or further payments or benefits pursuant to the Special Severance Plan. MoneyGram acknowledges and agrees that its obligation to make the payments under the Special Severance Plan, as described in this Section 3, shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, or recoupment rights MoneyGram may have against Mr. Ryan now or in the future. MoneyGram acknowledges and agrees that Mr. Ryan shall not be obligated to seek other employment in mitigation of the above payments, and the obtaining of any such other employment shall in no event effect any reduction of MoneyGram’s obligations to make the above payments.

In the event it should be determined that any of the payments made hereunder to Mr. Ryan would be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Internal Revenue Code”), then Mr. Ryan shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Mr. Ryan of all taxes (and any interest and penalties imposed with respect thereto as a direct result of any Underpayment as determined under the Special Severance Plan or any other action or inaction of MoneyGram, but not any interest and penalties imposed as a direct result of Mr. Ryan’s failure to timely remit taxes) and excise tax imposed upon the Gross-Up Payment, Mr. Ryan will retain an amount of the Gross-Up Payment equal to the excise tax that has been imposed. The parties’ rights and obligations with respect to any Gross-Up Payment shall be determined pursuant to and conditioned upon compliance with the terms of Section 7 of the Special Severance Plan.

4. Payments of Accrued Amounts and Other Benefits. Specifically in consideration of Mr. Ryan’s prior services to MoneyGram and the release of claims in this Agreement, and subject to (x) Mr. Ryan signing this Agreement within the time period prescribed in Section 10 and (y) and not revoking the release of claims in this Agreement pursuant to Section 11 hereof, MoneyGram shall pay the following accrued amounts and provide the following benefits to Mr. Ryan:

4.1 Provided that (i)(x) MoneyGram actually achieves the criteria requisite to make payments in respect of awards for 2009 under the Management and Line of Business Incentive Plan (the “MIP”) or (y)  the Board or the appropriate committee of the Board authorizes MoneyGram to make payments in respect of MIP awards as if the requisite criteria for 2009 had been met for such year under the MIP and (ii) MoneyGram in fact makes payments in respect of MIP awards for 2009 to all or substantially all of the MoneyGram Executive Committee MIP participants for such year, Mr. Ryan shall be eligible to receive a MIP award for 2009, which shall be prorated based on the Separation Date; provided that such amount shall in no event exceed 75% of Mr. Ryan’s annual target incentive opportunity for 2009 under the MIP. Any such amount, if paid shall be paid on the date payments are made to other MIP participants, but in no event later than March 15 of the year immediately following the year in which such payment is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A.

4.2 MoneyGram shall pay Mr. Ryan for all vacation that is accrued but unused as of the Separation Date (i.e., 18 days). Payment for accrued but unused vacation shall be made in a lump sum payment within sixty (60) days of the Separation Date.

4.3 Mr. Ryan’s participation in the MoneyGram International, Inc. 401(k) Program (“401(k) Program”) and MoneyGram’s matching obligation under the 401(k) Program ceased as of the Separation Date, and any distribution of the 401(k) Program’s funds will be in accordance with the provisions of the 401(k) Program.

4.4 The MoneyGram Pension Plan was frozen effective December 31, 2003. Funds due to Mr. Ryan under the MoneyGram Pension Plan, if any, will be distributed to Mr. Ryan in accordance with the provisions of the MoneyGram Pension Plan.

4.5 Mr. Ryan’s business travel accident, short-term disability and long-term disability coverage ceased as of the Separation Date. Conversion of Mr. Ryan’s group long-term disability coverage to individual coverage, if any, shall be at Mr. Ryan’s sole expense.

4.6 Mr. Ryan may possess exercisable Viad Corp. and/or MoneyGram stock option rights. Mr. Ryan agrees (i) to observe MoneyGram’s policy on insider trading and (ii) not to purchase or sell MoneyGram stock while in possession of inside information, or prior to the next window period that begins at or after Mr. Ryan’s Separation Date. All such stock option rights must be exercised within the respective exercise periods set forth in the applicable stock option agreements or they will expire; provided, however, that if, under MoneyGram’s policy on insider trading, Mr. Ryan is not permitted to exercise a stock option on the date on which the exercise period of such stock option expires, such exercise period instead shall expire ten (10) business days after the commencement of the period that Mr. Ryan first may exercise such stock option under MoneyGram’s policy on insider trading; provided further, that in no event may such stock option be exercised after the expiration of its term. Mr. Ryan may exercise his MoneyGram stock options, if any, by contacting Carrie Shober at 952-591-3062, via the Internet (www.etrade.com/stockplans) or by contracting E*Trade at 1-800-387-2331. Mr. Ryan may exercise his Viad Corp stock options, if any, by contacting Debi Atkins at 602-207-5803, via the Internet (www.etrade.com/stockplans) or by contacting E*Trade at 1-800-387-2331. Notwithstanding anything to the contrary in the Non-Qualified Stock Option Agreement dated as of May 6, 2009 between Mr. Ryan and MoneyGram, and only with respect to MoneyGram stock option rights, Mr. Ryan may pay the applicable stock option exercise price by reducing the number of shares of common stock otherwise deliverable upon the exercise of such stock option rights by the number of shares of common stock having an aggregate Fair Market Value (as defined in the MoneyGram International Inc. 2005 Omnibus Incentive Plan) on the date of exercise equal to the aggregate stock option exercise price.

4.7 Funds due to Mr. Ryan, if any, under the MoneyGram International, Inc. Deferred Compensation Plan will be paid to Mr. Ryan in accordance with the provisions of that plan.

Mr. Ryan shall have no right to any additional or further payments or benefits under this Agreement or otherwise, except pursuant to this Consulting Agreement.

5. Section 409A.

5.1 The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Mr. Ryan and MoneyGram of the applicable provision without violating the provisions of Section 409A. In no event whatsoever will MoneyGram be liable for any additional tax, interest or penalties that may be imposed on Mr. Ryan under Section 409A or any damages for failing to comply with Section 409A.

5.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Treasury regulations, including the default presumptions and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Mr. Ryan is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is otherwise considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day of the seventh month following Mr. Ryan’s “separation from service” (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5.2 shall be paid or reimbursed to Mr. Ryan in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Mr. Ryan that would not be required to be delayed if the premiums therefor were paid by Mr. Ryan, Mr. Ryan shall pay the full cost of premiums for such welfare benefits during the six-month period and MoneyGram shall pay Mr. Ryan an amount equal to the amount of such premiums paid by him during such six-month period promptly after its conclusion.

5.3 Notwithstanding anything herein to the contrary, (i) all expenses or other reimbursements as provided herein shall be payable in accordance with MoneyGram’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Mr. Ryan; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit; and (iv) any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Mr. Ryan remits the related taxes (and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed).

5.4 For purposes of Section 409A, Mr. Ryan’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of MoneyGram.

6. No Change of Control; No Right to Participate. The parties acknowledge and agree that for all purposes, there has been no change of control (or change in control) of MoneyGram. Without limiting the generality of the foregoing, the parties specifically acknowledge and agree that there has been no “Change of Control” as defined the SERP, and that, Mr. Ryan is not entitled to any payments or benefits under the SERP or any other payments, benefits, or rights that would arise as a result of any change of control (or change in control) now or at any time in the future. Mr. Ryan understands, acknowledges and agrees that he has no rights to any payments or benefits pursuant to the May 2009 Severance Agreement. This Section 6 is not intended to alter or affect and does not alter or affect (a) any determination as to whether any payments hereunder are subject to section 4999 of the Internal Revenue Code; (b) any Gross-Up Payment and/or (c) the parties’ rights and obligations with respect to any Gross-Up Payment.

7. Claims Involving MoneyGram. Mr. Ryan warrants that he has not instituted, filed or caused others to file or institute any charge, complaint or action against any Released Party. Mr. Ryan warrants that, to the full extent permitted by law, he will not file or institute any charge, complaint or action against any Released Party with respect to any matters arising before or on the date Mr. Ryan signs this Agreement, other than with respect to enforcement of this Agreement and/or the Consulting Agreement. Mr. Ryan will not recommend or suggest to any potential claimants or employees of MoneyGram or their attorneys or agents that they initiate claims or lawsuits against any Released Party, nor will Mr. Ryan voluntarily aid, assist, or cooperate with any claimants or employees of MoneyGram or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against any Released Party; provided, however, that nothing in this paragraph will be construed to prevent Mr. Ryan from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings involving any Released Party. Further, this Agreement does not purport to limit any right Mr. Ryan may have to file a charge under any civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Agreement does, however, waive and release any right to recover damages or other relief under any civil rights statute.

8. Post-Employment Restrictions and Obligations. Mr. Ryan understands, acknowledges and agrees that he continues to be bound by the post-employment restrictions and other obligations set forth in the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between Mr. Ryan and MoneyGram.

9. Non-Disparagement. Mr. Ryan hereby acknowledges that he is not aware of any acts or practices of any Released Party that he knows or believes to be unlawful or unethical. Mr. Ryan agrees not to express any derogatory or damaging statements about any Released Party, the management of MoneyGram or MoneyGram’s business condition in any public way or to anyone who could make these statements public. MoneyGram shall instruct its Chairman and Chief Executive Officer not to knowingly disparage, criticize, or otherwise make any derogatory statements regarding Mr. Ryan in any communications made in a public manner. Mr. Ryan and MoneyGram understand and acknowledge that this non-disparagement provision is a material inducement to the making of this Agreement and that if either party breaches this provision, the other party will be entitled to pursue its legal and equitable remedies, including without limitation, the right to recover damages (including but not limited to any amounts paid and/or owing under this Agreement) and to seek injunctive relief. It is understood and acknowledged that nothing in this Section 9 will be construed to prevent either party from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings.

10. Time to Consider Agreement. Mr. Ryan understands and acknowledges that he may take twenty-one (21) calendar days to decide whether to sign this Agreement (“Consideration Period”). Mr. Ryan represents that if he signs this Agreement before the expiration of the Consideration Period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement. Mr. Ryan further agrees that any changes, material or otherwise, made to this Agreement do not restart or affect in any manner the original Consideration Period. Notwithstanding any provision of this Agreement to the contrary, no payments under this Agreement shall be paid if, within 60 days following the date of this Agreement, Mr. Ryan has not signed, with all periods of revocation expired, this Agreement.

11. Right to Rescind or Revoke. Mr. Ryan understands and acknowledges that he has fifteen (15) days to revoke the release of any claims under the Age Discrimination in Employment Act (“ADEA”) and/or the Minnesota Human Rights Act (“MHRA”). Mr. Ryan understands and acknowledges that if he wishes to revoke the above-referenced release of claims under the ADEA and/or the MHRA after he has signed this Agreement, the revocation must be in writing and hand-delivered or mailed to MoneyGram. If hand-delivered to MoneyGram, the revocation must be: (a) addressed and delivered to Chief Executive Officer, MoneyGram International, Inc., 1550 Utica Avenue South, M.S. GHQ-8020, Minneapolis, MN 55416, within the fifteen-day period. If mailed to MoneyGram, the revocation must be: (a) postmarked within the fifteen-day period; (b) addressed to Chief Executive Officer, MoneyGram International, Inc., 1550 Utica Avenue South, M.S. GHQ-8020, Minneapolis, MN 55416; and (c) sent by certified mail, return receipt requested. In the event that Mr. Ryan provides a timely revocation pursuant to this Section 11, MoneyGram may, in its sole discretion, (a) void this Agreement in its entirety, or (b) void the release of Mr. Ryan’s ADEA and/or MHRA claims but enforce the remainder of this Agreement according to its terms.

12. Return of Equipment. Except as necessary to render consulting services to MoneyGram under the Consulting Agreement, Mr. Ryan shall within five (5) days following the date hereof, diligently locate all of MoneyGram’s property within his possession and return to MoneyGram all of MoneyGram’s property and information within his possession. Such property includes, but is not limited to, credit cards, computers, copy machines, facsimile machines, lap top computers, Blackberries, pagers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, documents, correspondence, and methodologies particular to MoneyGram and any and all copies thereof. Moreover, Mr. Ryan is strictly prohibited from destroying, obliterating or altering any of MoneyGram’s property covered by this Section 12, and Mr. Ryan is strictly prohibited from making copies, or directing copies to himself through e-mail or other transmission, of any of MoneyGram’s property covered by this Section 12. After the date hereof, Mr. Ryan agrees to promptly respond to any reasonable request by MoneyGram to return MoneyGram property in his possession and/or control, and Mr. Ryan further agrees that should he later discover any MoneyGram property in his possession and/or control, he will promptly return it to MoneyGram without a specific request by MoneyGram to do so.

13. Reasonable Requests; Indemnification.

13.1 In addition to the consulting services to be provided pursuant to the Consulting Agreement, Mr. Ryan will make himself available to MoneyGram either by telephone or, if MoneyGram believes necessary, in person upon reasonable request and notice, to assist MoneyGram in connection with any matter relating to services performed by his on behalf of MoneyGram prior to the Separation Date. Mr. Ryan further agrees that he will cooperate fully with MoneyGram in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of MoneyGram, its directors, shareholders, officers, or employees, including, but not limited to, appearing in person to act as a witness with respect to such claims. Mr. Ryan will cooperate in connection with such claims or actions including, without limitation, making himself available in person to prepare for any proceeding (including depositions), to provide affidavits, to assist with any audit, inspection, investigation, proceeding or other inquiry, and to act and appear as a witness in connection with any litigation or other legal proceeding affecting MoneyGram.

13.2 Mr. Ryan further agrees that should he be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to MoneyGram in connection with any claims or legal proceedings, he will promptly notify MoneyGram of that fact in writing, but in no event later than within three (3) calendar days after he is contacted. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

13.3 MoneyGram agrees that, to the extent not prohibited by law, it shall defend, utilizing counsel of MoneyGram’s choosing, and fully indemnify Mr. Ryan in any action, suit, claim or proceeding, whether actual, threatened, pending or completed, whether judicial, administrative or investigative, whether Mr. Ryan or MoneyGram or both are named or the subject matter thereof, arising out of Mr. Ryan’s performance of services for MoneyGram, to the full extent provided under the articles, bylaws, or any other governing document of MoneyGram or under applicable law.

14. Communications. Mr. Ryan agrees that he will not make any verbal or written comments with respect to his separation from MoneyGram except in accordance with the communications plan provided to Mr. Ryan on the Separation Date.

15. Full Compensation. Mr. Ryan agrees that the payments made and other consideration provided by MoneyGram under this Agreement constitute full compensation for and extinguish all of Mr. Ryan’s actual or potential claims, including, but not limited to, all claims for attorneys’ fees, costs, and disbursements, and all claims for any type of legal or equitable relief related to his employment relationship with MoneyGram and termination of employment.

16. No Admission of Wrongdoing. Mr. Ryan understands, acknowledges and agrees that this Agreement does not constitute an admission that MoneyGram has violated any local ordinance, state or federal statute, or principle of common law, or that MoneyGram has engaged in any improper or unlawful conduct or wrongdoing against Mr. Ryan. Mr. Ryan agrees that he will not characterize this Agreement or the payment of any money or other consideration in accord with this Agreement as an admission that MoneyGram has engaged in any wrongdoing.

17. Authority. Mr. Ryan represents and warrants that he has the legal capacity to enter into this Agreement and that no causes of action, claims, or demands released pursuant to this Agreement have been assigned to any person or entity not a party to this Agreement.

18. Right to Consult with Attorney. Mr. Ryan acknowledges that, by virtue of being presented with this Agreement, Mr. Ryan has hereby been advised in writing and is fully aware of his right to consult with an attorney of his own choosing for the purpose of determining whether to sign this Agreement.

19. Knowing and Voluntary Action. Mr. Ryan acknowledges that he has had a full opportunity to consider this Agreement and to ask any questions that he may have concerning this Agreement. Mr. Ryan acknowledges that in deciding whether to sign this Agreement, he has not relied upon any statements made by MoneyGram or its agents, other than the statements made in this Agreement and in any MoneyGram benefit plans in which Mr. Ryan is a participant. Mr. Ryan further acknowledges that he has not relied on any legal, tax or accounting advice from MoneyGram or its agents, except to the extent required pursuant to Section 3 of this Agreement and/or Section 7 of the Special Severance Plan.

20. Entire Agreement. Except as expressly stated to the contrary in this Agreement, this Agreement, the Consulting Agreement, and the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between Mr. Ryan and MoneyGram constitute the entire agreement of the parties with respect to Mr. Ryan’s employment with MoneyGram, Mr. Ryan’s separation from employment with MoneyGram and Mr. Ryan’s consulting relationship with MoneyGram. Except as stated in this Agreement and the Consulting Agreement, Mr. Ryan shall have no rights to payments, benefits or otherwise under any MoneyGram agreement or plan.

21. Miscellaneous Provisions.

21.1 No modification or waiver of any provision hereof will be binding on any party unless in writing and signed by the parties hereto.

21.2 The invalidity or unenforceability of any particular provision hereof will not affect the other provisions of this Agreement, and this Agreement is to be construed in all respects as if such invalid or unenforceable provision(s) were omitted.

21.3 This Agreement is binding on and will inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

21.4 This Agreement may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party (any purported assignment hereof in violation of this subparagraph being null and void), provided however, that MoneyGram may, without prior consent, freely assign this Agreement to any successor in interest to MoneyGram or any affiliate by merger, consolidation, reorganization or otherwise by operation of law.

22. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

24. Governing Law. This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the internal laws, and not the law of conflicts, of the State of Delaware.

24. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if made in writing and sent via Certified Mail, Return Receipt Requested and addressed as follows:

If to Mr. Ryan:

Mr. Ryan’s current address on file with MoneyGram or such other address as Mr. Ryan shall provide pursuant to written notice to MoneyGram.

If to MoneyGram:

MoneyGram International, Inc.
1550 Utica Avenue South, M.S. GHQ-8020
Minneapolis MN 55416
Attn: Chief Executive Officer

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.

Anthony P. Ryan

Date:

MoneyGram International, Inc.

By:

Its:

Date:

[THIS IS THE SIGNATURE PAGE TO THE SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS BETWEEN THE ABOVE-REFERENCED PARTIES
EXHIBIT A

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made as of the date set forth on the signature page hereto, by and between Anthony P. Ryan (“Consultant”), and MoneyGram International, Inc., a Delaware corporation (“MoneyGram”).

WHEREAS, MoneyGram employed Consultant in the position of President and Chief Executive Officer;

WHEREAS, Consultant’s employment with MoneyGram terminated without cause as of September 1, 2009 (the “Effective Date”);

WHEREAS, Consultant will be deemed to have incurred a separation from service as of the Effective Date for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”);

WHEREAS, beginning on and as of the date hereof, MoneyGram desires to receive the services of Consultant, and Consultant is willing and able to render such services on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Consulting Services.

MoneyGram and the Consultant agree that during the “Consulting Period” (as defined in Section 3 hereof), Consultant shall provide to MoneyGram consulting services (the “Consulting Services”) as may be assigned to Consultant from time to time during the Consulting Period relating to the following projects:

[INTENTIONALLY OMITTED]

It is the expectation of the parties that the Consulting Services shall not exceed a total of sixty (60) hours. Consultant shall report to the Chief Executive Officer of MoneyGram or to such other executive officer of MoneyGram as the Chief Executive Officer shall direct from time to time during the Consulting Period.

2. Compensation.

2.1 MoneyGram shall pay Consultant at the rate of $500 per hour (the “Consulting Fees”) in consideration of the Consulting Services. At the end of each calendar month during the Consulting Period, Consultant shall submit a written invoice to MoneyGram, itemizing in reasonable detail the dates on which Consulting Services were performed, the number of hours spent performing such services and a brief summary description of the Consulting Services rendered. MoneyGram shall pay Consultant the amounts due pursuant to such invoices within thirty (30) days after such invoices are received by MoneyGram.

2.2 The Consulting Fees shall serve as the sole consideration paid by MoneyGram to Consultant for the Consulting Services and any other obligations under this Agreement, and Consultant shall not be entitled to any other payments or benefits hereunder other than those expressly provided under this Agreement.

2.3 Consultant shall be responsible for the payment of all federal, state and local taxes which shall become due on any money paid to Consultant by MoneyGram under the terms of this Agreement.

3. Term of Services.

The term of this Agreement shall commence on, and Consultant shall perform the Consulting Services for, a period beginning on the date hereof and ending 120 days after the date hereof, unless terminated earlier in accordance with Section 4 hereof (the “Consulting Period”).

4. Termination.

4.1 Termination of the Consulting Period. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, either party may terminate the Consulting Period at will for any reason upon written notice to the other party.

4.2 Return of Property. Consultant represents that Consultant has complied with Section 12 of the Separation Agreement and Release of All Claims (the “Separation Agreement”) as of the date hereof. Upon expiration of the Consulting Period, Consultant (or his estate in the case of Consultant’s death) shall diligently locate all of MoneyGram’s property still within his possession and return to MoneyGram all of MoneyGram’s property and information still within his possession. Such property may include, but is not limited to, credit cards, computers, copy machines, facsimile machines, lap top computers, Blackberries, pagers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, documents, correspondence, and methodologies particular to MoneyGram and any and all copies thereof. Moreover, Consultant is strictly prohibited from destroying, obliterating or altering any of MoneyGram’s property covered by this Section 4.2, and Consultant is strictly prohibited from making copies, or directing copies to himself through e-mail or other transmission, of any of MoneyGram’s property covered by this section. After expiration of the Consulting Period, Consultant (or his estate in the case of Consultant’s death) agrees to promptly respond to any reasonable request by MoneyGram to return MoneyGram property in his possession and/or control, and Consultant further agrees that should he later discover any MoneyGram property in his possession and/or control, he will promptly return it to MoneyGram without a specific request by MoneyGram to do so.

4.3 Effect of Termination. Except as otherwise provided in this Section 4, upon a termination of the Consulting Period, this Agreement shall terminate and none of the parties hereto shall have any further rights or obligations hereunder. Notwithstanding the foregoing, the rights and obligations set forth in this Section 4 and Sections 7 and 9 through 14 shall survive the termination of this Agreement. Nothing in this Section 4 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to termination.

5. Status of Consultant.

In rendering services pursuant to this Agreement, the parties acknowledge and agree that Consultant is acting only as an independent contractor with authority to select the means and methods of performing the Consulting Services, and not as an employee or other agent of MoneyGram. As an independent contractor, Consultant shall have no express or implied authority to commit, obligate or bind MoneyGram, except as specifically authorized from time to time by the Board of Directors of MoneyGram (the “Board”) or an authorized representative of MoneyGram, which authorization may be general or specific. Nothing contained in this Agreement shall be construed or applied to create a partnership or joint venture of any kind.

6. Capacities, Duties and Authority.

Consultant will discharge his duties under this Agreement in good faith and in a professional manner. Notwithstanding anything to the contrary, Consultant shall not provide Consulting Services to MoneyGram in excess of 20% of the average level of services performed by Consultant for MoneyGram during the 36 month-period immediately preceding the Effective Date. Consultant shall obey all laws in connection with the performance of the Consulting Services, shall not engage in any deceptive, misleading or unethical practices, shall otherwise conduct business in a manner that reflects favorably at all times on the good name, goodwill and reputation of MoneyGram, its subsidiaries and affiliates, and shall not make any false or misleading representations with regard to MoneyGram, its subsidiaries or any of its or their affiliates.

7. No Office Space; Reimbursement of Expenses.

Consultant shall not maintain a regular business office at MoneyGram’s place of business. MoneyGram may occasionally require Consultant to attend meetings at MoneyGram’s place of business or to travel to perform the Consulting Services. In addition to the Consulting Fees, during the Consulting Period MoneyGram agrees to pay or reimburse Consultant for all Reimbursable Expenses incurred in connection with the Consulting Services rendered under this Agreement. For purposes of this Agreement, “Reimbursable Expenses” shall consist of all reasonable and documented out-of-pocket expenses incurred by Consultant during the Consulting Period in connection with the performance of the Consulting Services, but only to the extent that such reimbursement is consistent with MoneyGram’s standard policies for reimbursement of employees as in effect from time to time. Any Reimbursable Expenses shall be billed at the end of each calendar month. MoneyGram shall pay all properly billed or invoiced Reimbursable Expenses that it receives from Consultant under this Agreement within thirty (30) days of receipt and invoice thereof, subject to receiving, if requested, any appropriate support documentation for such Reimbursable Expenses.

8. Benefits.

Consultant acknowledges and agrees that it is the intent of the parties hereto that neither Consultant nor any agent of Consultant receive or be eligible to receive any company-sponsored benefits (including, without limitation any vacation pay, sick leave, disability or life insurance, retirement benefits, social security, workers’ compensation benefits or other employee benefits of any kind) from MoneyGram pursuant to this Agreement.

9. Post-Consulting Restrictions and Obligations.

Consultant understands, acknowledges and agrees that (i) he continues to be bound during the Consulting Period by the post-employment restrictions and other obligations set forth in the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between Consultant and MoneyGram (the “Post-Employment Restriction Agreement”) and (ii) during the Consulting Period and with respect to the Consulting Services, solely for purposes of the Post-Employment Restriction Agreement, Consultant will continue to be subject to such Post-Employment Restriction Agreement as if he were an employee of MoneyGram.

10. Representations and Warranties.

Consultant hereby represents and warrants to MoneyGram that (i) Consultant’s execution and delivery of this Agreement and the performance of his duties and obligations hereunder will not conflict with, or cause a default under, or give any party a right to damages under, any other agreement to which Consultant is a party or by which he is bound, (ii) there are no agreements or understandings that would make unlawful Consultant’s execution or delivery of this Agreement or his engagement hereunder, (iii) Consultant will not become a party during the term of this Agreement to any agreement that would be violated by the delivery of the Consulting Services by Consultant or this Agreement and (iv) Consultant’s execution, delivery and performance of this Agreement will not violate any national, federal, regional, state or local law, statute, code, ordinance, rule or regulation.

11. Set-Off.

MoneyGram’s obligation to pay Consultant the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of any amounts owed by Consultant to MoneyGram or its affiliates, except that with respect to payment made to Consultant hereunder that is subject to Section 409A, if MoneyGram seeks to set off a payment to be made to Consultant hereunder which is subject to Section 409A against an amount owed by Consultant to MoneyGram or its affiliates, the gross amount of such payment to be made to Consultant shall be deemed to be paid to Consultant for U.S. federal income tax purposes, as and when due under this Agreement and shall be applied against amounts owed by Consultant to MoneyGram or its affiliates, provided that MoneyGram may set off a payment hereunder that is subject to Section 409A pursuant to this sentence only if the right to such set off, or such set off, would not violate Section 409A.

12. Taxes; Indemnity.

12.1 Consultant agrees to comply, on a timely basis, with all tax reporting requirements applicable to the receipt of the payments and other compensation received hereunder and to timely pay all taxes due with respect to such amounts.

12.2 Consultant shall indemnify and hold harmless MoneyGram, its subsidiaries, and its and their affiliates from any liability, claims and demands for payment of taxes, penalties or interest, social security, disability benefits and other withholdings, deductions and/or payments that may be imposed by any governmental authority, or otherwise authorized from, based upon or required by reason of the payments made to Consultant as provided in this Agreement.

13. Section 409A.

13.1 The intent of the parties is that the payments under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Consultant and MoneyGram of the applicable provision without violating the provisions of Section 409A. In no event whatsoever will MoneyGram be liable for any additional tax, interest or penalties that may be imposed on Consultant under Section 409A or any damages for failing to comply with Section 409A. For purposes of Section 409A, Consultant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

13.2 (i) All expenses or other reimbursements as provided herein shall be payable in accordance with MoneyGram’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Consultant; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

14. Notices.

Any notice required or permitted to be given under this Agreement shall be sufficient if made in writing and sent via Certified Mail, Return Receipt Requested and addressed as follows:

If to Consultant:

Consultant’s current address on file with MoneyGram or such other address as Consultant shall provide pursuant to written notice to MoneyGram.

If to MoneyGram:

MoneyGram International, Inc.

1550 Utica Avenue South, M.S. GHQ-8020

Minneapolis MN 55416

Attn: President

15. Acknowledgment.

Consultant acknowledges that before entering into this Agreement, Consultant has had the opportunity to consult with any attorney or other Consultant of Consultant’s choice, and that this provision constitutes advice from MoneyGram to do so if Consultant chooses. Consultant further acknowledges that Consultant has entered into this Agreement of Consultant’s own free will, and that no promises or representations have been made to Consultant by any person to induce Consultant to enter into this Agreement other than the express terms set forth herein. Consultant further acknowledges that Consultant has read this Agreement and understands all of its terms.

16. Choice of Law.

This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the internal laws, and not the law of conflicts, of the State of Delaware.

17. Assignment.

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto; provided, however, that MoneyGram’s obligations hereunder may be assigned to its successor in connection with a change in control.

18. Severable Provisions.

The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

19. Entire Agreement.

Except as expressly stated to the contrary in this Agreement, this Agreement, the Separation Agreement, and the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between Consultant and MoneyGram constitute the entire agreement of the parties with respect to Consultant’s consulting relationship with MoneyGram, Consultant’s prior employment relationship with MoneyGram and Consultant’s separation from employment with MoneyGram. Except as stated in this Agreement and the Separation Agreement, Consultant shall have no rights to payments, benefits or otherwise under any MoneyGram agreement or plan.

20. Amendment; Waiver.

Except as provided in Section 13, this Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. If either party should waive any breach of any provisions of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

21. Headings.

The headings contained herein are for reference only and shall not affect the meaning or interpretation of any provisions of this Agreement.

22. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

CONSULTANT ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 21st day of October, 2009.

MoneyGram International, Inc.

By:
Name:
Title:

Consultant

Anthony P. Ryan